Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-131386

Prospectus Supplement No. 2
to Prospectus dated May 22, 2006

8,396,178 Shares of Common Stock

SOLOMON TECHNOLOGIES, INC.

We are supplementing the prospectus dated May 22, 2006, covering up to 8,396,178 shares of our common stock, par value $0.001 per share, which may be offered for sale from time to time by the selling stockholders named in the prospectus. This prospectus supplement is being filed to include the following information: In accordance with the section of the prospectus entitled “Selling Stockholders” (which appears on page 37 of the prospectus), the following information is provided with respect to the beneficial owners of certain shares of common stock:

The information below is based on information provided by the selling stockholders. Except as otherwise noted below, the table has been prepared on the assumption that all shares of common stock offered hereby will be sold.

Name	Shares Owned Before Offering	Shares of Common Stock Being Offered	Shares Owned Upon Completion of Offering	Percent of Outstanding Common Stock Owned After Offering
Kathleen C. Betts (1)	320,000	150,000	170,000	*
Deborah H. Laskowski (2)	70,000	70,000	0	0
The Independent Day School (3)	80,000	80,000	0	0

*Less than 1%.
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(1)    Kathleen C. Betts received these shares of common stock as a gift from Jonathan Betts, a selling stockholder named in the prospectus dated May 22, 2006. Jonathan Betts is one of our directors.

(2)    Deborah H. Laskowski received these shares as a distribution from Woodlaken LLC, a selling stockholder named in the prospectus dated May 22, 2006. Woodlaken still owns 177,421 shares covered by the prospectus dated May 22, 2006.

(3)    The Independent Day School received these shares of common stock as a charitable gift from Deborah H. Laskowski. Ms. Laskowski received the shares as a distribution from Woodlaken LLC, a selling stockholder named in the prospectus dated May 22, 2006. Woodlaken still owns 177,421 shares covered by the prospectus dated May 22, 2006.

This prospectus supplement supplements information contained in the prospectus dated May 22, 2006. This prospectus supplement should be read in conjunction with the prospectus dated May 22, 2006 and any amendments or supplements thereto, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any amendments or supplements thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated May 22, 2006, including any amendments or supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS DATED May 22, 2006.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 14, 2006.